Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1/A (Registration No. 333-269437), Form S-4 (Registration No. 333-275371) and Form S-3 (Registration No. 333-254496) of Cyclo Therapeutics, Inc. (“the Company”) of our report dated March 17, 2024, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of the Cyclo Therapeutics, Inc. and Subsidiaries as of and for the years ended December 31, 2023 and 2022, which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

March 17, 2024